INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES DENISE L. RAMOS
AS SENIOR VICE-PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

St. Louis, Missouri, January 28, 2005 – W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Denise L. Ramos as Senior Vice-President, Treasurer and Chief Financial Officer of the company.

Ms. Ramos has served since 2002 as Chief Financial Officer of the KFC division of YUM! Brands, Inc., the world’s largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Prior to assuming her current role with KFC, Ms. Ramos was Senior Vice President and Treasurer of YUM! Brands, and prior to that she was employed by Atlantic Richfield Company for 21 years in positions of increasing responsibility. Ms. Ramos was elected Phi Beta Kappa at Purdue University, and she received her MBA from University of Chicago in 1979 with a concentration in Finance.

Mr. Holliman commented, “I am pleased that Denise has agreed to join our company as a key member of our management team. During her tenure at KFC and ARCO she has had significant involvement in operational issues and has proven to be effective in partnering with management at all levels. Her strong financial background combined with her knowledge of the retail industry and her operational experience makes her a perfect fit for Furniture Brands. We look forward to the many contributions we know Denise will bring to our company.”

Mr. Holliman also announced that he has accepted the resignation of David P. Howard as Vice-President, Treasurer and Chief Financial Officer of the company. Mr. Holliman commented that the separation was by mutual agreement. Mr. Howard will remain on the company’s payroll for a period of time pursuant to a previously-announced employment agreement, but he has relinquished his day-to-day responsibilities.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-

Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.